EXHIBIT 10.17
     Each non-employee member of Golden Telecom’s Board of Directors is entitled to receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors is entitled to receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members of the Board of Directors are entitled to receive a fee of $750 for each Board committee meeting attended in person, a fee of $500 for each Board committee meeting attended by telephone and a fee of $500 for each Unanimous Written Consent in Lieu of Meeting adopted by the Board of Directors. However, Board committee fees are not paid if the meeting is held on the same day as a Board meeting. In accordance with the Golden Telecom 1999 Equity Participation Plan, non-employee directors are also entitled to receive 10,000 stock options upon their initial appointment and 2,500 stock options for each subsequent year of service.
     The Chairman of the Audit Committee of the Board of Directors is entitled to receive additional annual compensation of $15,000 for serving as Chairman of the Audit Committee.
     The Chairman of the Compensation Committee of the Board of Directors is entitled to receive additional annual compensation of $15,000 for serving as Chairman of the Compensation Committee.